EXHIBIT 99.1

N E W S R E L E A S E

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com

CR-05-02

THE GEO GROUP, INC. ANNOUNCES THE APPOINTMENTS OF
JOHN M. PERZEL AND WILLIAM M. MURPHY TO ITS BOARD OF DIRECTORS

Boca Raton, Fla. – February 1, 2005 — The GEO Group, Inc. (NYSE:GGI) (“GEO”) announced today the appointments of Mr. John M. Perzel and Mr. William M. Murphy to GEO’s Board of Directors.

The Honorable John M. Perzel was sworn in as Pennsylvania’s Speaker of the House of Representatives on April 15, 2003. Prior to being elected Speaker, Mr. Perzel served four consecutive terms as House Majority Leader, becoming the longest serving House Majority Leader in Pennsylvania history. First elected to the House of Representatives in 1978, Speaker Perzel steadily climbed the ladder of responsibility, authority, and leadership. Before being elected Majority Leader in 1994, he held the offices of Republican Whip, Policy Committee Chairman, and head of the House Republican Campaign Committee. In March 2004, he established the Speaker’s Foundation Fund of the Philadelphia Foundation, a charitable organization created to support education, culture, and economic development across Pennsylvania. Mr. Perzel earned a bachelor’s degree from Troy State University in 1975.

William M. Murphy currently serves as President of Douglas Management & Realty. Mr. Murphy previously served as Vice President of Chase Manhattan Bank, where he was responsible for real estate lending for the Southeastern United States. Prior to that, he was employed by Travers Associates performing real estate feasibility studies. Mr. Murphy has been a real estate developer and investor in Florida since 1984 and has been involved in the South Florida community for many years serving as a member of the Broward Art Guild Advisory Board, the Junior League Advisory Board, the Economic Development Board of Lauderdale Lakes, and the Board of Directors of the Boys and Girls Club of Broward County. Mr. Murphy earned a Bachelor’s Degree in Civil Engineering from the National University of Ireland and a Master’s Degree in Urban Planning from New York University.

George C. Zoley, Chairman of the Board and Chief Executive Officer of GEO said: “We are very fortunate to have John M. Perzel and William M. Murphy join our board of directors in that they bring extensive experience and unique leadership qualities to our company. We welcome them with the utmost confidence that they will represent GEO’s shareholders with unparalleled ability and professionalism.”

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N E W S           R E L E A S E

GEO is a world leader in the delivery of correctional and detention management, health and mental health, and other diversified services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, New Zealand, and Canada managing 42 facilities with a total design capacity of approximately 37,000 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (2) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (3) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (4) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (5) GEO’s ability to obtain future financing on acceptable terms; (6) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (7) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

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